Exhibit 5.1

D:+39 02 7260 8214

pfioruzzi@cgsh.com

July 29, 2022

Natuzzi S.p.A.

Via Iazzitiello 47,

70029—Santeramo in Colle, Bari,

Italy

Re: Natuzzi S.p.A. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Italian counsel to Natuzzi S.p.A., a società per azioni (the “Company”), in connection with the registration of 5,485,304 ordinary shares of the Company, par value Euro 1.00 per share (the “Shares”), to be issued by the Company under the Natuzzi 2022-2026 Stock Option Plan (the “Plan”).

This opinion is being furnished in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”).

We understand that the Shares are not and are not intended to be admitted to trading on any market or exchange, or otherwise listed, in the Republic of Italy.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)

the certificate (visura camerale) from the Companies’ Registry at the Chamber of Commerce of Bari in relation to the Company dated July 29, 2022 and a copy of the Company’s by-laws, as amended (statuto);

(b)	the Registration Statement;

(c)	the Plan;

(d)	the form of award agreement to be executed by the Company and the participant referenced therein (the “Award Agreement”);

(e)	the board resolutions passed at the meeting of the Company’s Board of Directors held on May 16, 2022 (the “Board Resolutions”); and

(f)

the shareholder resolutions passed at the extraordinary shareholders’ meeting of the Company held on July 1, 2022 (the “Shareholders Resolutions” and, together with the Board Resolutions, the “Resolutions”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed and not verified:

(i)

the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies or facsimile copies;

(ii)	that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(iii)	the accuracy as to factual matters of each document we have reviewed;

(iv)	that there are no facts, documents, circumstances or matters which may be material to the opinion set out herein and which have not been disclosed to us;

(v)	that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

(vi)

that each director of the Company has disclosed any interest which he or she may have in the transactions contemplated by the Resolutions in accordance with the provisions of Article 2391 of the Italian Civil Code;

(vii)

that the meeting of the Company’s Board of Directors and the extraordinary shareholders’ meeting of the Company referred to above were duly convened and held, all the formalities required to be fulfilled prior the convening of such meetings were fulfilled, and the Resolutions have been duly adopted at such meeting and have not been amended, revoked or suspended;

(viii)

that the Shares are issued to employees only in accordance with the Resolutions and the Company’s Board of Directors will duly adopt any resolutions necessary to carry out the authorized capital increase, in one or more tranches, for the issuance of the Shares to employees under the Plan in accordance with the Shareholders Resolutions;

(ix)

that there are no provisions of the laws of any jurisdiction outside the Republic of Italy that would have any implication for the opinion we express and that, insofar as the laws of any jurisdiction outside the Republic of Italy may be relevant to this opinion letter, such laws have been and will be complied with; and

(x)

that for the purposes of the opinion expressed below, the term “non-assessable” does not exclude that the holders of the Shares might be required to make a pro rata contribution to restate the minimum share capital required under Italian law in case such share capital falls below the threshold set forth in Article 2447 of the Italian Civil Code.

Based on the foregoing, and subject to the further limitations set forth below, it is our opinion that the extraordinary shareholders’ meeting of the Company has duly authorized the issuance of the Shares, and, upon exercise by the Company’s Board of Directors of the powers delegated to it by the extraordinary shareholders’ meeting to carry out the authorized capital increase in one or more tranches, the Shares, if and when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Other than as set out above, we express no opinion as to any agreement, instrument or other document that may arise or be entered into, or as to any liability to tax that may arise or be incurred as a result of or in connection with the Shares or their creation, issue, offer or any other transaction.

The foregoing opinion is limited to the laws of the Republic of Italy in force as at the date of this opinion letter, as currently applied by the courts in the Republic of Italy, and is given on the basis that this opinion letter will be governed by and construed in accordance with Italian law.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Pietro Fioruzzi
Pietro Fioruzzi, a Partner